Exhibit 99.1

Anthera Pharmaceuticals Announces Initial $17.0 Million Closing of a Potential $45.33 Million

Registered Direct Offering to Biotechnology Value Fund and Rock Springs Capital

HAYWARD, Calif., September 8, 2016 — Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH) today announced that it has agreed to sell preferred convertible stock in two tranches to Biotechnology Value Fund, L.P. and other affiliates of BVF Partners L.P. (“BVF”), and Rock Springs Capital for initial proceeds of $17.0 million with an option for an additional $28.33 million to be invested at the option of the investors. Each share of preferred stock is convertible into shares of common stock at various prices in the future with the initial $17.0 million of preferred stock receiving warrant coverage equal to 25% of the issued shares of common stock with an exercise price equal to 120% of the conversion price.

“We are very excited for the support of both BVF and Rock Springs, in this financing. These proceeds will be dedicated to accelerating the manufacturing scale-up timelines, including the production of demonstration and registration batches at commercial launch scale for lipase, amylase, and protease - the three enzymes supplied in a dose of Sollpura, and purchase and installation of manufacturing equipment at our contract manufacturers. These manufacturing activities will enable an earlier submission of the data package for Sollpura following the early completion of patient enrollment in the SOLUTION clinical study,” said May Liu, Senior Vice President, Finance & Administration.

For more details of this offering, please refer to the Company’s SEC filing.

The securities were offered by means of a prospectus supplement dated September 6, 2016 and accompanying prospectus dated April 18, 2016 forming a part of the Company’s effective shelf registration statement (File # 333-210166). Anthera has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. These documents are available for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Anthera will arrange to send you the prospectus if you request it by calling Anthera at 510-856-5600.

About Anthera Pharmaceuticals, Inc.

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious and life-threatening diseases, including lupus, lupus with glomerulonephritis, IgA nephropathy, and exocrine pancreatic insufficiency. Additional information on the Company can be found at www.anthera.com.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera’s public filings with the SEC, including Anthera’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

Contact Information:

Nikhil Agarwal of Anthera Pharmaceuticals, Inc.,

nagarwal@anthera.com or 510.856.5600 x5621